Exhibit 99.1

Oak Woods Acquisition Corporation Announces Separate Trading of its Class A Ordinary Shares, Warrants, and Rights Commencing May 19, 2023

ONTARIO, CANADA, May 17, 2023 (GLOBE NEWSWIRE) -- Oak Woods Acquisition Corporation (the "Company") announced today that it will begin to separate trade the Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), warrants, and rights included in the Company’s Units, commencing on May 19, 2023.

Each Unit consists of one share of Class A Ordinary Share (“Class A Ordinary Share”), one redeemable warrant (“Warrant”) entitling its holder to purchase one share of Class A Ordinary Share at a price of $11.50 per share, and one right (“Right”) to receive one-sixth (1/6) of a share of Class A Ordinary Share upon the consummation of an initial business combination. The Public Units were sold at an offering price of $10.00 per Public Unit, generating gross proceeds of $57,500,000. On March 28, 2023, the Company issued a press release announcing the closing of the IPO together with audited financial statements.

All Units currently listed are expected to be separated. Underlying Class A ordinary shares, Warrants, and Rights that are separated will trade on the NASDAQ under the symbols “OAKU”, “OAKUW” and “OAKUR,” respectively. No fractional Class A ordinary shares, Rights, or Warrants will be issued upon separation of the Units and only whole Class A ordinary shares, Rights, and Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ Units into Class A ordinary shares, Rights, and Warrants.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Lixin Zheng

Chief Executive Officer, Chief Financial Officer,
Chairman and Director Oak Woods Acquisition Corp.
Email: pr@oakwoodsacquisition.com
Phone: (+1) 403-561-7750